Exhibit 99.1

Date:	October 30, 2009
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FOURTH QUARTER AND

FULL YEAR OPERATING RESULTS

FOR 2009

Stroudsburg, Pennsylvania, October 30, 2009 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three months and year ended September 30, 2009. The Company reported net income of $1.4 million, or $0.11 per diluted share, for the three months ended September 30, 2009, as compared to net income of $760,000, or $0.05 per diluted share, for the corresponding 2008 period. For the year ended September 30, 2009, the Company reported net income of $6.6 million, or $0.47 per diluted share, as compared to net income of $6.1 million or $0.38 per diluted share for the corresponding 2008 period.

The increase in net income of $688,000 for the three months ended September 30, 2009, as compared to the corresponding 2008 period was due primarily to increases in net interest income of $370,000 and total non-interest income of $789,000, partially offset by an increase in total non-interest expense of $519,000.

The increase in net income of $479,000 for the year ended September 30, 2009, as compared to the 2008 fiscal year was due primarily to increases in net interest income of $2.6 million and total non-interest income of $925,000, partially offset by increases in the provision for loan losses of $600,000 and total non-interest expense of $2.9 million.

“We are pleased to report solid fourth quarter and fiscal year financial results”, noted Gary S. Olson, President and Chief Executive Officer of the Company. “Despite the

difficult economic conditions that we and our customers continue to experience, the Company was able to increase its loan and deposit portfolios and to record strong operating results for fiscal 2009. During the year just ended, the Company also completed its first 15% stock repurchase program and began a second 10% program. We also began construction of our fourteenth full-service branch in Mountainhome, Pennsylvania. Finally, despite an increase in our non-performing assets, we are confident that our asset quality and capital remain sound.”

Net Interest Income:

Net interest income increased $370,000, or 5.3%, to $7.3 million for the three months ended September 30, 2009, from $7.0 million for the comparable period in 2008. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.42% for the three months ended September 30, 2009, from 2.23% for the comparable period in 2008, offset in part by a decrease in the Company’s average net earning assets of $19.5 million.

Net interest income increased $2.6 million, or 9.7%, to $29.0 million for the year ended September 30, 2009, from $26.4 million for the 2008 fiscal year. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.40% for the year ended September 30, 2009, from 2.09% for the comparable period in 2008, offset in part by a decrease in the Company’s average net earning assets of $19.5 million.

Provision for Loan Losses:

The provision for loan losses decreased $75,000 or 16.7%, to $375,000 for the three months ended September 30, 2009, from $450,000 for the comparable period in 2008. The provision for loan losses increased $600,000 or 66.6%, to $1.5 million for the year ended September 30, 2009, from $900,000 for the comparable period in 2008.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The changes in the provision for loan losses for the one-year period ended September 30, 2009, as compared to the comparable 2008 period was in response to this evaluation and to the growth in the Company’s loan portfolio. The decrease in the provision for loan losses for the three months ended September 30, 2009 as compared to the comparable period in 2008 was primarily the result of the addition of specific reserves for two commercial relationships judged to be impaired during the three months ended September 30, 2008.

Noninterest Income:

Noninterest income increased $789,000 or 130.4%, to $1.4 million for the three months ended September 30, 2009, from $605,000 for the comparable period in 2008. The primary reason for the increase was an other-than-temporary impairment pretax charge of $802,000, recorded in the fourth quarter of 2008, related to Fannie Mae preferred stock the Company owns. When the other-than-temporary impairment charge is excluded from the comparison, noninterest income decreased $13,000 for the three months ended September 30, 2009, as compared to the comparable period in 2008.

Noninterest income increased $925,000, or 19.3%, to $5.7 million for the year ended September 30, 2009, from $4.8 million for the comparable period in 2008. The primary reason for the increase was an other-than-temporary impairment pretax charge of $802,000, recorded in the fourth quarter of 2008, related to Fannie Mae preferred stock that the Company owns. When the other-than-temporary impairment charge is excluded from the comparison, noninterest income increased $123,000 for the year ended September 30, 2009, as compared to the comparable period in 2008. Increases in net gain on the sale of loans of $430,000 and net gain on the sale of investments of $148,000 which were partially offset by a decline in service fees on deposit and loan accounts of $356,000 were the primary reasons for the increase.

Noninterest Expense:

Noninterest expense increased $519,000, or 9.2%, to $6.2 million for the three months ended September 30, 2009, from $5.6 million for the comparable period in 2008. The primary reason for the increase was an increase in compensation and employee benefits of $291,000, Federal Deposit Insurance Corporation (FDIC) insurance premiums of $125,000, and other operating expenses of $131,000. Compensation and employee benefits increased primarily as a result of normal salary increases of $141,000 and increases in annual incentive pay of $193,000. Deposit insurance premiums increased primarily as a result of an increase in the FDIC quarterly assessment. Other operating expenses increased primarily as a result of an increase in foreclosed real estate costs of $97,000.

Noninterest expense increased $2.9 million, or 13.8%, to $24.1 million for the year ended September 30, 2009, from $21.2 million for the comparable period in 2008. The primary reasons for the increase were increases in compensation and employee benefits of $1.9 million, deposit insurance premiums of $634,000 and other operating expenses of $288,000. Compensation and employee benefits increased primarily as a result of an increase of $1.4 million related to the Company’s Equity Incentive Plan. As previously announced, the Company’s stockholders approved the ESSA Bancorp, Inc. 2007 Equity Incentive Plan at the 2008 Annual Meeting of Stockholders on May 8, 2008. Awards granted under the Equity Incentive Plan were made on May 23, 2008. FDIC premiums increased primarily as a result of a special assessment of $408,000 along with increases in the regular quarterly FDIC assessment. Other operating expenses increased primarily as a result of an increase in foreclosed real estate costs of $232,000.

Balance Sheet:

Total assets increased $48.6 million, or 4.9%, to $1.04 billion at September 30, 2009, compared to $993.5 million at September 30, 2008. The primary reasons for the increase in assets were increases in net loans receivable of $26.7 million and investment securities available for sale of $13.5 million. The increase in net loans receivable included net increases in residential loans of $31.8 million and commercial loans of $4.5 million which were partially offset by decreases in commercial real estate loans of $1.5 million, construction loans of $6.5 million, and home equity loans and lines of credit of $716,000. The Company sold $26.4 million of residential loans during fiscal 2009. There were no loan sales during fiscal 2008.

Total deposits increased $38.3 million at September 30, 2009, compared to September 30, 2008, primarily as a result of increases in money market accounts of $34.5 million. Borrowed funds increased during the same time period by $25.8 million.

Stockholders’ equity decreased $14.6 million to $185.5 million at September 30, 2009, compared to $200.1 million at September 30, 2008, primarily as a result of the Company’s stock repurchase program. In June, 2009 the Company announced that it had completed its first stock repurchase program after having purchased 2,547,135 shares at a weighted average cost of $13.14. It was also announced that the Company’s Board of Directors authorized a second stock repurchase program to purchase up to an additional 10% of its outstanding shares. As of September 30, 2009, the company had purchased an additional 112,000 shares at a weighted average cost of $13.05 per share under the second stock repurchase program.

Asset Quality:

Nonperforming assets totaled $7.7 million, or 0.74%, of total assets at September 30, 2009, compared to $4.0 million, or 0.40%, of total assets at September 30, 2008. The allowance for loan losses was $5.8 million, or 0.79%, of loans outstanding at September 30, 2009, compared to $4.9 million, or 0.69%, of loans outstanding at September 30, 2008.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2009	September 30, 2008
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,103	$8,382
Interest-bearing deposits with other institutions	11,490	4,232

Total cash and cash equivalents	18,593	12,614
Certificates of deposit	5,355	3,777
Investment securities available for sale	217,566	204,078
Investment securities held to maturity (fair value of $6,923 and $11,924)	6,709	11,857
Loans receivable (net of allowance for loan losses of $5,815 and $4,915)	733,580	706,890
Federal Home Loan Bank stock	20,727	19,188
Premises and equipment	10,620	10,662
Bank-owned life insurance	15,072	14,516
Foreclosed real estate	2,579	31
Other assets	11,318	9,869

TOTAL ASSETS	$1,042,119	$993,482

LIABILITIES
Deposits	$408,855	$370,529
Short-term borrowings	48,091	39,510
Other borrowings	390,507	373,247
Advances by borrowers for taxes and insurance	1,377	2,047
Other liabilities	7,783	8,063

TOTAL LIABILITIES	856,613	793,396

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	170	170
Additional paid in capital	162,243	159,919
Unallocated common stock held by the Employee Stock Ownership Plan	(12,339)	(12,792)
Retained earnings	62,337	58,227
Treasury stock, at cost	(27,695)	(2,753)
Accumulated other comprehensive income (loss)	790	(2,685)

TOTAL STOCKHOLDERS’ EQUITY	185,506	200,086

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,042,119	$993,482

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2009	2008	2009	2008
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable	$10,484	$10,383	$42,290	$40,180
Investment securities:
Taxable	2,426	2,523	9,990	10,536
Exempt from federal income tax	83	82	331	331
Other investment income	1	193	122	1,018

Total interest income	12,994	13,181	52,733	52,065

INTEREST EXPENSE
Deposits	1,548	1,912	6,942	9,066
Short-term borrowings	52	312	395	1,424
Other borrowings	4,046	3,979	16,402	15,152

Total interest expense	5,646	6,203	23,739	25,642

NET INTEREST INCOME	7,348	6,978	28,994	26,423
Provision for loan losses	375	450	1,500	900

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,973	6,528	27,494	25,523

NONINTEREST INCOME
Service fees on deposit accounts	812	861	3,181	3,480
Services charges and fees on loans	117	152	567	624
Impairment loss on securities	—	(802)	(68)	(802)
Gain on sale of investments, net	—	—	148	—
Gain on sale of loans, net	58	—	430	—
Trust and investment fees	224	219	847	864
Earnings on Bank-owned life insurance	141	146	556	575
Other	42	29	67	62

Total noninterest income	1,394	605	5,728	4,803

NONINTEREST EXPENSE
Compensation and employee benefits	3,767	3,476	14,577	12,650
Occupancy and equipment	756	731	2,916	2,839
Professional fees	348	365	1,376	1,432
Data processing	484	466	1,886	1,866
Advertising	129	183	672	630
FDIC premiums	140	15	682	48
Other	536	405	2,004	1,716

Total noninterest expense	6,160	5,641	24,113	21,181

Income before income taxes	2,207	1,492	9,109	9,145
Income taxes	759	732	2,553	3,068

NET INCOME	$1,448	$760	$6,556	$6,077

EARNINGS PER SHARE
Basic	$0.11	$0.05	$0.47	$0.39
Diluted	$0.11	$0.05	$0.47	$0.38

ESSA BANCORP, INC. AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2009	2008	2009	2008
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,045,130	$988,130	$1,030,435	$957,184
Total interest-earning assets	1,004,797	948,669	988,469	918,915
Total interest-bearing liabilities	821,315	745,638	803,633	714,571
Total stockholders’ equity	187,136	206,133	191,545	208,389

PER COMMON SHARE DATA:
Average shares outstanding - basic	13,246,385	15,390,600	13,842,887	15,557,408
Average shares outstanding - diluted	13,288,359	15,408,389	13,905,060	15,976,911
Book value share computation:
Issued	16,980,900	16,980,900	16,980,900	16,980,900
Treasury shares	(2,573,835)	(793,553)	(2,573,835)	(793,553)

Shares outstanding	14,407,065	16,187,347	14,407,065	16,187,347
Unvested restricted stock awards	471,531	589,414	471,531	589,414

Book value shares	14,878,596	16,776,761	14,878,596	16,776,761

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